Exhibit 3.1

STATE OF DELAWARE
CERTIFICATE OF AMENDMENT
OF CERTIFICATE OF INCORPORATION

The corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

FIRST: That at a meeting of the Board of Directors of Synalloy Corporation resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered “Article Four” so that, as amended, said Article shall be and read as follows:

The aggregate number of shares of all classes of stock which the Corporation shall have authority to issue is twenty-four million (24,000,000) shares of Common Stock, par value One Dollar ($1.00) per share. Except as may be provided by the Laws of the State of Delaware or this Certificate of Incorporation, the holders of the Common Stock shall have exclusively all rights of stockholders. The holders of the Common Stock shall be entitled to one (1) vote per share and to vote such shares cumulatively at all elections of directors of the Corporation.

SECOND: That thereafter, pursuant to resolution of its Board of Directors, the annual meeting of the stockholders of said corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this 13th day of May, 2015.

By: /s/ Craig C. Bram
Authorized Officer
Title: President & CEO
Name: Craig C. Bram